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This communication is being made with respect to the proposed business combination contemplated by the Business Combination Agreement, dated as of May 16, 2021, by and among Seaport Global Acquisition Corp. (“SGAC”), Redwood Intermediate, LLC (“Redbox”) and the other parties thereto. On October 5, 2021, Redbox’s Chief Executive Officer, Galen C. Smith, spoke on SPACs Attack. Below is a copy of the transcript of the SPACs Attack interview, which is being filed herewith as a soliciting material.

SPACs Attack Interview Transcript

Chris Katje: Alright, awesome, yeah. Another exclusive interview here on SPACs Attack. Joining us on the show, we have CEO of Redbox, that company going public with Seaport Global Acquisition Corp. ticker SGAM… and when the merger is completed, that new ticker, RDBX. Welcome to SPACs Attack.

Galen Smith: Thanks so much guys, great to be with you this morning.

Chris Katje: Awesome.

Mitch Hoch: Definitely, excited to hear the questions here. We’re going to go to Chris first, and then I’ll be back with some of my own.

Chris Katje: Awesome. So, let’s dive into the questions here. So, one of the things I noticed, you know, Redbox has been publicly traded before it was part of a larger company. I wonder if you could give viewers, you know, your history and experience with Redbox. Um, I noticed that you worked for Coinbase years ago, and now the CEO of Redbox. So, just take us back to the history with the company.

Galen Smith: Yeah, sure Chris. Happy to do that. One thing I want to do right before I get started though is just remind everybody that today my remarks may include forward-looking statements, and everyone is encouraged to read Seaport Global Acquisitions Corp.’s filings with the SEC for discussion or risks that affect the business combination in Redbox following completion of the proposed transaction. So, with that out of the way, yeah, I’ve been with the company for twelve years. And actually… I… back in 2008 I was working with taking Redbox public when I was a banker at Morgan Stanley. And I loved the company so much, that I wanted to join it. Uh, so I joined about twelve years ago. Uh, most recently before we went private, I was the CFO of Outerwall, which was the ticker OUTR that you were talking about. And the opportunity that we had, Chris, was really for us to focus on what was most important to Redbox. And that included two key areas. One was really building out our marketing assets which we’ve done. We’ve grown a loyalty program from 5 million consumers to 39 million consumers. And then the other thing is we invested our digital transformation. And that’s really why we’re thinking about going public now, is to accelerate that digital transformation. And so, we’ve got a number of offerings that I look forward to talking with you all throughout this interview.

Chris Katje: Perfect, so yeah, one of the first questions we like to start with is, you know, why a SPAC deal was a traditional IPO considered? You kind of answered that, but maybe more on the SPAC side right. What drew you to that, um, side of the market to bring Redbox public here.

Galen Smith: We considered all options, but we felt that going the SPAC route was the way for us to accelerate and get the process quicker and really focus on the opportunity we have, is we accelerate this digital transformation. So yes, we looked at everything, but felt like this was the best path forward, and we found a great partner in Seaport Global that understands what we’re trying to do in this transition as we make this move from a latest DVD business to a multi-faceted multi-entertainment window company.

Chris Katje: Perfect, so you know the other area was SPAC’s sometimes you can bring in, you know, some strategic investors and partners in the pipe deal, right? So, on the Redbox pipe, I mean it jumped right out to me that we had investors like Screen Vision, Thunder Road, Legendary Entertainment, and of course, Lionsgate. Can you talk a little bit about these pipe investors and how they may play into the long-term story here for Redbox?

Galen Smith: Yeah, with most of those partners that you mentioned, we’ve had long-term relationships. My relationship with Lionsgate goes back to 2009, 2010. And we’ve been a proponent of their business, they’ve been a proponent of ours. And we’re really excited to further accelerate our partnership with them as they become investors in the company. We’ve, you know, offered Legendary Entertainment titles for years and years and years. And one of the exciting things you mentioned… Thunder Road, we’ve built a partnership with Basil Iwanyk who runs Thunder Road. We created a brand-new label called Asbury Park. He’s helping us create twelve unique movies that Redbox Entertainment with distribute as we go forward. So, they’re really key partners and I was excited to bring them into the next phase for Redbox.

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Chris Katje: So, Redbox has over 40 thousand kiosks and 150 retailer partners. I mean, I think a lot of people are familiar with the Redbox system. But can you talk a little bit about, you know, who your target customers are? Why are Redbox, you know, kiosks at certain retail locations over others and who are you really trying to get to rent movies here?

Galen Smith: We’re really focused on the value conscious consumer. So, for two dollars or less per night, you can get the latest new releases. You talked a little bit about your experiences in the open. If you think about what’s changed over the years is you need subscribe to a number of different streaming services to get every movie. And yet, you can go to the Redbox and get it earlier and cheaper than anything else. So yes, we’re really focused on that value conscious consumer. The other piece as you see here is we really care a lot about rewarding our consumers with incremental value… and so we do that by giving them points every time that they rent a movie or do other activities and so if you think about that Walmart or the Dollar General or the Dollar Tree consumer, we’re really geared towards them. And we think that’s part of the opportunity here because you know some of those consumers have not yet made that switch to digital and as we build out our digital offerings, we’re going to give them the opportunity to switch with us while still enjoying the benefits of that legacy DVD business.

Chris Katje: Awesome, and then the next slide there is… we’ve got some huge numbers talking about your marketing power, right? So, Redbox has, you know, 46 million email subscribers, 600 million monthly media impressions across social media, 7 million plus social media reach… can you just talk a little bit about why it’s so important that Redbox kind of has you know this big database of users that it cannot market to here?

Galen Smith: You know, we know what consumers love and we spent years building a relationship with them and having this direct-to-consumer connection with them. If you think about most entrants or even most streaming services, it’s something that they have to go build, and yet we have this direct connection with the consumer. And so, as I mentioned when we went private about five years ago, our focus was really on how do we leverage what we built? Originally Redbox was built to be a quick, fast transaction… get you in and out within you know 15 to 30 seconds to have that movie when you’re at, you know, some kind of retail store where our kiosk exists. But what we found is that we can make a much better experience by giving you something that’s personalized to you. So, you know, we now have a mobile card that you can have at the kiosk that gives you a personalized experience as you sign in. So there’s been a lot of innovation that we’ve done and our ability to reach and tell these consumers now about all these digital offerings whether it be our Redbox free live TV, or what we’re building through this transaction which is really about a channel’s business to offer them streaming services of other all through one app so that all of their content choices are on a single pane of glass.

Chris Katje: So, you mentioned the loyalty aspect a minute ago. So, we have Redbox perks which has 39 million total members. Can you talk a little bit about Redbox perks? What are the benefits and how is this helping your company grow?

Galen Smith: We want consumers to be rewarded for everything that they do. And so, what happens is if you rent from us physically or you rent from us digitally, we’re going to give you points and then you can use those points to consume more entertainment. So, no one really offers a loyalty program in entertainment like us. We’re able to earn it and use it across the different offers that we have. We’ll even reward someone for trying our free live service. So, if you watch for 30 minutes at certain times, we’ll give you an additional 500 points that you can use towards other entertainment. So, it’s really giving that enhanced value for consumers to be able to use it and consume even more that they would through anyone else.

Chris Katje: So, we mentioned, you know, some of those pipe investors, some of those strategic partners, they’re, you know, big movie producers. So, Redbox entertainment is working on bringing exclusive and original content to viewers. So, 16 titles to date, 26 in development, and in the investor presentation there’s a call for 36 exclusive titles to be released annually. Can you talk a little bit about obviously, you know, why it’s important to have these original titles and also how Redbox will be able to secure these 36 titles a year?

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Galen Smith: So, this has been an important initiative for us that we started back in 2019. And the concept or idea was we want to make sure that we have product flow with consumer’s interest that we know that they’ll love. So, we picked movies, whether it be actors or genres, that will really resonate with the consumers. And then what we do is we bring it out. And we’re not just distributing through Redbox, we’re distributing very broadly across the entire spectrum. So, for interest, we brought Shadow in the Cloud – sorry, my light turned off here – we brought in Shadow in the Cloud. We bought it at Trial Film Festival in September of year. And we brought it out on January 1st, and we brought it out on Pivot Premium video on demand for a $19.99 price point. When we release it, we’re taking it everywhere. So, we’re taking it to Amazon and iTunes, and you know that really resonates with those consumers. When we brought it out to the Redbox kiosk, right, it ensures that we it for our consumer base and we also had a $6.99 video on demand price that is more attractive. And then because we don’t have our own streaming service itself, we actually license those rights and make incremental margin through streaming services. So today, you can find Shadow in the Cloud on Hulu. And then after that comes, through that window, what we’re doing is we’re really building this ad supported library. So, AVOD library that we’re going to monetize and create greater margin for us. So, it’s really about an opportunity of ensuring that we bring great movies to Redbox, but distribute them broadly. And that’s part of why we partnered with Basil on this Asbury Park. We took what was known, you know, in another sector with Blumhouse movies, the ability to do the same kind of low budget movie with huge opportunities for back end, to really partner with actors and other talent to bring these great titles. And so, ours are focused on action where obviously Blumhouse is focused on horror. We believe is a great opportunity for us to be able to do that and again because we create this partnership with talent to release across all the different spectrums and maximize revenue, they’re excited to partner with Redbox entertainment.

Chris Katje: You mentioned SVOD a little bit ago. There was a partnership with Showtime that saw a lot of people, 62,000 bundles were purchased. Can you talk about this SVOD and how you’re getting Redbox users to subscribe to these TV channels and streaming networks and how that helps the company financially?

Galen Smith: Chris, this is one of the most exciting things that I think that we’re doing. So, we see an opportunity to help simplify the experience. If you think about your experience today, you mentioned having a number of streaming services. You’re going to go to an app, you’re going to try to find something to watch. You may or may not be successful, and if you’re not, then you move onto the next app. So, the opportunity for us is to serve up all the different opportunities that you have in terms of content so it’s transactional video on demand, what’s the latest new releases that are out. It’s also our free service is the weather it’s movies on demand for free with ads or free with live TV, it’s just linear channels that we built over 100 channels so far. Lastly, what we’re building as a result of this transaction is this SVOD Channels platform or premium channels platform. The opportunity then is to be able to get our consumers to subscribe, but then also to have it all in one place. So, everything is here in one single screen. You’re not having to move between multiple apps. All your billings in one place, all of your experiences in one place, and your earnings reward across it. So just to prove that we can do it, what we did last year, as you mentioned, we did a combination of nights at the kiosk plus a month of streaming on Showtime and we sold 60,000 of bundles of that in six week. So, we know that there’s interest from our consumers. And think of the power that we have in using one of those 40,000 kiosks, right, that’s more retail locations than Starbucks and McDonald’s combined, to be able to give consumers a free offer of when they’re checking out their next streaming service. So, we have is very powerful business that helps feed does digital transformation and gives the consumer experience a better opportunity. And then for us, we’re actually the billing merchant of record and so we give that opportunity to the consumer to be able to have it all in one place and then we’re omitting a big portion of that back to the streaming partner.

Chris Katje: Awesome. I want to turn to the financials for a minute here. So fiscal 2020 revenue of $546 million, we have guidance of 498 million in fiscal 2021 and 906 million and fiscal 2022. You talked about some growth initiatives, right, so we have the you know original content, the SVOD, what goes into settings guidance, how much of that is organic growth, how much of that is from the initiatives and what else do investors have to look forward to here?

Galen Smith: So, one of the things that obviously has happened over the last couple of years has been an impact of exhibition. So that means that there are a lot fewer new movies coming out. So, we went from having 140 movies in 2019, to less than 70 in 2020 and we’ll have roughly 59 in 2021. The opportunity here is both on the legacy side as well as a digital side. On the legacy side, we expect to be back to 140 to 150 movies. So that really drives both our legacy physical business as well as the digital transactional on demand business. our Redbox on demand platform. So, we expect both of those to grow significantly in the next year. We also expect this acceleration in our free live TV and ad supported on demand business. So as that continues to ramp, we expect growth in our digital business. And then lastly, launching the subscription channels platform, there’s a huge opportunity for us. So again, think of a streaming service that cost $8.99 A month, that revenue is going to go through RPNO. So, we’re going to recognize that revenue so it creates this great growth opportunity in our digital business.

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Chris Katje: Awesome. So, you know you are getting some money from this SPAC deal. So, in the presentation and the press release it mentions that money will be used to accelerate that technology towards content acquisitions and marketing initiatives. Can you just break down, you know, what this money will be spent on and, you know, why this deal was so important?

Galen Smith: Yeah, yeah. So, we see this incredible opportunity for us to really transform the business and so this allows us to accelerate that transformation. The first thing that we’re going to do is invest in building out this channel platform we expect about a $10-$15 million investment for us to build out the tech behind it. So, again making that one simple app experience all in one place, so that’s the first piece. The second piece is on our free live TV app as supported on demand. The opportunities is to license more and better content. So, we’re going to bring in more and long tail content for consumers to enjoy. So last month we had 100 Killer which you can watch, again free with ads. We will continue to license with more content. The third as we want to lean more into marking partnerships. So just last Monday we announced a big partnership with Roku for sale of devices at Walmart. So again, thinking about our unique outreach to customers, particularly at a Walmart, which is our largest retailer today. So we’re going to be helping them sell 8 million devices over the coming month with an on packed ad for Redbox as well as a coupon inside for five dollars off a movie. So, you know, really, it’s incredible value to lean in. And then as it relates to Redbox entertainment, as you mention we’re really ramping it up and we’re trying to get it to two or three per month so we have 36 in a year, so this is providing that opportunity. The great thing about this business is that we recognize revenue so fast as it goes through different windows that we’re able to pay that down very quickly. So, we’ll really be investing in that acceleration of growth that in the dollars I come from the trust in SPAC.

Mitch Hoch: Definitely. I’m going to go ahead and jump in here and I’m going to ask a question that I don’t expect an answer to this one but I’m going to go ahead and fish a little bit here. So is there any thoughts on talking to, let’s say movie theaters like AMC to maybe have some partnership where you guys can get some exclusivity, maybe some releases within a certain time. Have you guys had any conversations with movie theaters?

Galen Smith: We are telling movie theaters, we think there is a great overlap. I mean our consumers love watching movies, two times more than the general population in terms of our consumer cell. We think there is probably a way to help promote both movies and we want the exhibitors to be really successful because we need studios to release those movies for them to come to our platform. So, we think there is probably a good opportunity to partner over the coming months and years but really, as you think about exclusivity, those rights come from studios so that’s our opportunity to partner with them.

Mitch Hoch: Excellent. So another question that I would have is that I know that we see the on-demand and kind of the free channels, is there any talks to maybe doing some sport partnerships with leagues or anything to try to get some sports into the on-demand platform. Anything like that in the works?

Galen Smith: So, we have a number of free channels today that have sports. So, there’s a Pac-12 channel there’s a beIN sports channel. So, we have some sports. As we continue to build out that free live TV service, we absolutely expect to do that. In addition to that, as we start to offer channels, some of those channels on the premium channels side, as part of your subscription, you also get live sports. So, we think there’s going to be an opportunity to expand that way as well.

Mitch Hoch: Excellent. I know that everyone’s leaning towards sports with sports betting getting big. Is there any talk of maybe joining up with sports betting partnerships?

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Galen Smith: I think we have a lot of opportunities. Just thinking about retail, a lot of times are kiosks sitting next to that lottery kiosk in store, and so you think a lot about that, and will do it best serves our customers. So, if there’s an opportunity for us to look at that and look into it, we will absolutely explore that.

Mitch Hoch: Well we’re looking forward to it. I know that we got some questions in the chat as we always like to do is definitely draw from our chat, which you know, a lot of networks can’t do, but we have it right here, the investors, Chris what kind of questions do we have out there on the chat.

Chris Katje: Yeah, I know we have a question here from Robert and I don’t know if you can get into all the specifics here, but the question is about the economics on the movies under the Redbox entertainment umbrella. The questions are how much do they cost, how risky are they, do they make money on most? If you can just break down any of the Redbox entertainment metrics for us here if you are able to.

Galen Smith: Yeah, I can talk about it generally, can’t get into specifics on a particular title but we have acquired movies anywhere from 200,000 dollars to 4 million dollars. So we are thinking about a budget that is somewhere between 10 and 15 million dollars for that budget and we’re picking up North American or U.S. rights, so we’re going to have exclusive rights for that territory. We tend to give these rights for 20-25 years and what typically happens is you bring it out on demand, and you make back a portion of what you are paying for the upfront. You then bring it out to other things like home entertainment with us at Redbox, sell through so maybe seeing Redbox Entertainment’s titles sold at a Walmart or a Target and then it’s going to go into that streaming window and that streaming window is really where you create a lot of this opportunity. The good news is we haven’t licensed a title yet that we’ve lost money on. So, we are continuing to be very disciplined about what we bring in. Because we know what works, we’ve got 20 years of data for what our consumers love, it gives us this opportunity to really make sure that we are bringing out what consumer want to watch. And because we also have this library we’re building for our own on-demand ad-supported service, it allows us to make margins for the next 10-20 years off of those titles.

Chris Katje: I have another question from Vic here in the chat. Again, I don’t know if you are able to get into specifics, but I thought this one was interesting. What age group uses Redbox the most? Any insights into you know, you mentioned the value, customer but any insights into ages here? For target customer and usage?

Galen Smith: Yeah that is one of the things that I think is most interesting because if you think about it, Redbox is an access point for a lot of people. It gets really expensive when you think about layering on subscription after subscription. So, what we have tried to do is really make it accessible. So, we over-index on those consumers that are 18-44. And it is probably not what you’d expect when you’re thinking about Redbox. But if you really think about your career and your disposable income, those early stages are when you have the least amount of income available. And so, we see this great growth of that, and then obviously, we serve consumers that are value conscious throughout their lives. With 40 million customers, it is obviously a very diverse base, but we over-index for that 18-44 consumer base.

Chris Katje: I got one more here for ya, and then I know we got one more in the chat. Just a broad question on, you know, consolidation. We’ve seen with streaming companies, with media companies, we’ve seen a lot of consolidation in the industry. Is Redbox pursuing acquisitions? I know you can’t get into specifics but is that part of the long-term strategy here – to work on some mergers and acquisitions in the industry?

Galen Smith: Yeah obviously right now we are focused on getting through our October 20th vote – that is the near-term focus. But I do think there is opportunity for us to expand and when I think about strategic acquisitions in the opportunity – part of it is likely in the Redbox Entertainment side of the house – so are there opportunities for us to go out and acquire – whether it be movies to release or libraries and then on the other side is ad tech. So, you think about being able to continue to refine and grow how we monetize ads throughout the entire ad stack, there is probably opportunities on the ad-tech side as we look at acquisitions as well. So, we absolutely see it as the opportunity to have this new currency that we haven’t had in a number of years to be able to go pursue strategic acquisitions post-close.

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Mitch Hoch: Alright and the last one coming from the chat and I got to say is a good question, Robert been waiting for Galen to come on and been waiting for this one. He says he likes to judge CEOs based on their movie taste so what is your favorite movie Robert? What is your favorite movie Galen?

Galen Smith: I’m a little concerned Robert is going to take this, but my favorite movie of all time is Tommy Boy. I love Tommy Boy. There are so many great lines from Tommy Boy and so I hope that that’s acceptable. It does fit with our consumer base though too, right, we just love to be entertained. It is probably not going to ever win any types of awards but you’re really going to enjoy that hour and a half escape that you have with the movie, so Tommy Boy is my best, is my favorite movie.

Chris Katje: I love that answer. That is one of my all-time favorites too – such a funny movie and as you said, you know, so many quotable moments. It looks like Robert is okay with that answer – he said he doesn’t like black sheep though – that is the other big Chris Harley movie. Tommy Boy is in his top time, all time movies, so it looks like Galen you got a fan for life here. So again, for anyone tuning in, if you missed us at the start, we have Galen Smith, the CEO of Redbox. Company is going public with Seaport Global Acquisition Corp. – current ticker SGAM – new ticker will be RDBX. Galen remind us when the vote date is for the merger that you said a second ago.

Galen Smith: It’s October 20th.

Chris Katje: Awesome, so we look forward to following the progress of your company and guys if you are SGAM shareholders, make sure you pay attention to that date so you can vote and help this merger go through. Galen, thanks for taking time out of your busy schedule and joining us on SPACS Attack today.

Galen Smith: Yeah, thanks so much for having me. Look forward to talking to you guys in the future.

Chris Katje: Awesome. Alright well you guys heard it – you know, another exclusive interview on SPACS Attack, you know, Mitch that was a fun one right and great questions from the chat. I mean, I was curious about that question too so shout out to Robert. I mean if you are the CEO of a movie company, I think you should be prepared for that question – what your favorite movie of all time is. He didn’t hesitate, right, he knew his answer and that’s the thing. I would’ve been more concerned if there were, you know, “uhhh, I don’t know,” or if he would’ve named something you know from this year, right, and not shown that he has watched quite a few movies so I like that answer of Tommy Boy.

Mitch Hoch: Not a bad pick there and I mean one thing I can say is I have personally seen this company grow. I remember when they first came out with their on demand future, and I used to use it, and then I kind of used it for the movies – I remember they gave me a promotion to check it out and I can say – it has definitely gone 2, 3, 4 folds from that with free on demand, free live TV – really figuring out ways to go from these legacy players to try and partner up. I think that is a smart idea because at the end of the day, I mean you can try to act like your own kind of streaming service or you can try to use these to benefit and bringing the consumers because like they said, they have all those kiosks, might as well use them. I think they’re definitely trying to use their assets to their top ability and give you a little bit of growth. I also liked on the investor presentation, I mean, I’m sure Seaport Global Acquisition Corp liked this a little bit more but if you look into their financials and their kind of earnings looking forward – it is trading at .5 future earnings.

Chris Katje: Yeah, I think it is .5 enterprise value divided by revenue maybe uh compared to some of those streaming companies in the double digits – Roku was like 17 or something, Netflix up there. You know, Mitch, I like the Omnichannel kind of approach here. Someone mentioned that in the chat, and Mitch you kind of said it. They have the kiosk, they’re getting into streaming, they’re combining the best of both worlds and you know there is a lot of companies out there that do one of those things well and they are going to try to do all of those things well and I think that’s a good strategy. I like the fact that they make money, right. They have real revenue, they have great EBITDA too, if you look at the financials. So, compared to a company like Netflix that is spending over 10 billion dollars a year on original content, that is a lot of money, and it is hard to make profits when you spend that amount of money. So, Redbox you know going from the value customer and going after making money. So, I like that approach. There is that chart there that Mitch mentioned that we were just talking about. I mean look at that little tiny bar for Redbox compared to the others. I mean this guy – again – if you don’t know, on this chart, it is good to be the small bar. That means you have a lower valuation to your competition which means your valued more favorably here for the SPAC deal.

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Mitch Hoch: Scott, you have a good question, but you’re a little late man. I would’ve asked him that question, it wasn’t a bad question in the chat. It said did he explain why revenues decreased from 2019 to 2020. I mean we all know that. That’s just pandemic.

Chris Katje: Yeah and they talked about that in their press release for the deal – I mean they called it due to the pandemic and I’ll say on a personal level, Mitch. We switched to doing a lot more food delivery, grocery pickup, grocery delivery. You weren’t going to restaurants as much, you weren’t going to stores as much, right. So, their kiosks are outside of restaurants, Walgreens, dollar general. People aren’t shopping at those stores as much. As we get to the re-opening, you know, Redbox has always been kind of an impulse buy, right. You’re by the checkouts in stores or you’re outside the building. You need to get customers there and I think that’s why the shift to on demand and the streaming is so important for the company.

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, SGAC has filed a preliminary and a definitive proxy statement with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of SGAC as of the record date established for voting on the proposed business combination and contain important information about the proposed business combination and related matters. Stockholders of SGAC and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and the definitive proxy statement, in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement contains important information about SGAC, Redbox and the proposed business combination. The definitive proxy statement will be mailed to SGAC’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: Seaport Global Acquisition Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017, Attention: Secretary, telephone: (212) 616-7700. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

SGAC, Redbox and their respective directors and executive officers may be deemed participants in the solicitation of proxies from SGAC’s stockholders in connection with the business combination. SGAC’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of SGAC in SGAC’s final prospectus filed with the SEC on December 1, 2020 in connection with SGAC’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SGAC’s stockholders in connection with the proposed business combination is set forth in the proxy statement for the proposed business combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the proxy statement that SGAC filed with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

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Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this communication, regarding SGAC’s proposed business combination with Redbox, SGAC’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the respective management of SGAC and Redbox and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of SGAC or Redbox. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of SGAC or Redbox is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to Redbox; the amount of redemption requests made by SGAC’s stockholders; the overall level of consumer demand for Redbox’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Redbox’s customers; Redbox’s ability to implement its business and growth strategy; changes in governmental regulation, Redbox’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Redbox’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response, and as a result of the proposed transaction; Redbox’s ability to retain and expand customer relationships; competitive pressures from many sources, including those using other distribution channels, having more experience, larger or more appealing inventory, better financing, and better relationships with those in the physical and streaming movie and television industries; developments in the home video distribution market as newer technologies and distribution channels compete for market share, and Redbox experiences a secular decline in the physical rental market; the impact of decreased quantity and quality of movie content availability for physical and digital distribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors; the termination, non-renewal or renegotiation on materially adverse terms of Redbox’s contracts or relationships with one or more of its significant retailers or studios; Redbox’s inability to obtain licenses to digital movie or television content for home entertainment viewing; Redbox’s reliance upon a number of partners to make its digital service available on their devices; unforeseen costs and potential liability in connection with content Redbox acquires, produces, licenses and/or distributes through its service; the impact of the COVID-19 pandemic on Redbox’s business, results of operations and financial condition, its suppliers and customers and on the global economy; the impact that global climate change trends may have on Redbox and its suppliers and customers; Redbox’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, SGAC’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks.

More information on potential factors that could affect SGAC’s or Redbox’s financial results is included from time to time in SGAC’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary and the definitive proxy statements that SGAC has filed with the SEC in connection with SGAC’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or SGAC’s or Redbox’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither SGAC nor Redbox presently know, or that SGAC and Redbox currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect SGAC’s and Redbox’s expectations, plans or forecasts of future events and views as of the date of this communication. SGAC and Redbox anticipate that subsequent events and developments will cause their assessments to change. However, while SGAC and Redbox may elect to update these forward-looking statements at some point in the future, SGAC and Redbox specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing SGAC’s or Redbox’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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